Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-180674 on Form F-3 and No. 333-176922 on Form S-8, of our report dated March 23, 2012, (March 19, 2013 as to the effects of the reverse stock split described in Notes 1 and 8) relating to the consolidated financial statements of Star Bulk Carriers Corp. and subsidiaries (the "Company"), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2012.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece
March 19, 2013